Brett Agnew Senior Vice President & Deputy General Counsel 8300 Mills Civic Parkway, West Des Moines, IA 50266 Phone: 515-327-5890 | Department Fax: 515-221-4813 bagnew@sfgmembers.com

February 24, 2026

Midland National Life Insurance Company
8300 Mills Civic Parkway
West Des Moines, Iowa 50266-1071

Re:    Midland National Life Insurance Company
    Post-Effective Amendment No. 2 to the Registration Statement on Form S-1
Constance® Contingent Deferred Annuity Certificates
File No. 333-278824

Ladies and Gentleman:

This opinion is furnished in connection with the filing by Midland National Life Insurance Company (the “Company”) of the above-referenced Post-Effective Amendment under the Securities Act of l933 for the contingent deferred annuity certificates (the "Certificates") offered and funded by the Company. I have examined, or persons on my staff have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.The Company was organized in accordance with the laws of the state of South Dakota and re-domesticated in accordance with the laws of the state of Iowa and is a duly authorized stock life insurance company under the laws of Iowa and the laws of those states in which the Company is admitted to do business.

2.The Company is authorized to issue the Certificates in those states in which it is admitted and where the issuance and sale of the Certificates is authorized by each applicable state insurance regulator.

3.Each Certificate, when issued and sold pursuant to the terms described in the Post-Effective Amendment, and when authorized for issue and sale by each applicable state insurance regulator, will constitute validly issued and binding obligations enforceable against the Company in accordance with the terms of the Certificate, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Post-Effective Amendment.

Sincerely,

/s/ Brett Agnew
Brett L. Agnew
Senior Vice President and Deputy General Counsel

MidlandNational.com